Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statements on Forms S-3 (Nos. 333-29185, 333-106504, and 333-181644), and S-8 (Nos. 333-03957, 333-85542, 333-85546, 333-142985, 333-167123, and 333-198050) of The Williams Companies, Inc., of our report dated February 21, 2014 except for Note 16 for the inclusion of the Guarantor Condensed Consolidated Financial Information which is dated March 3, 2014, relating to the consolidated financial statements of Access Midstream Partners L.P., which appears in this Current Report on Form 8-K/A of The Williams Companies, Inc. dated July 1, 2014.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

September 9, 2014